Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the year ended September 30, 2004
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Artisan Funds, Inc. ("Artisan Funds") and Artisan Partners Limited Partnership
(the "Adviser") are defendants in a lawsuit that seeks certification of a plaintiff class consisting of all persons in the United States who held shares in Artisan International Fund for a period of more than 14 days during the five years prior to the filing of the lawsuit. The suit seeks compensatory and punitive damages, as well as interest, costs and attorney's fees. The lawsuit alleges, in summary, that Artisan Funds and the Adviser exposed long-term Artisan International Fund shareholders to trading by market timers by allegedly
(a) failing to properly evaluate daily whether a significant event affecting the value of Artisan International Fund's securities had occurred after foreign markets had closed but before the calculation of the Fund's NAV; (b) failing to implement the Fund's portfolio valuation and share pricing policies and procedures; (c) allowing portfolio valuation and share policies and procedures that benefited market timers at the expense of long-term shareholders; and (d) failing to know and implement applicable rules and regulations concerning the calculation of NAV. Artisan Funds and the Adviser intend to defend the lawsuit vigorously. Artisan Funds does not believe that the pending action will have a material affect on the financial statements of any Fund.